June 2019

Preliminary Terms No. 2,183

Registration Statement Nos. 333-221595; 333-221595-01

Dated June 27, 2019

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Knock-Out Commodity-Linked Notes (With Daily Barrier Observation) due July 1, 2021

Based on the Performance of Gold

Fully and Unconditionally Guaranteed by Morgan Stanley

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest and will have the terms described in the accompanying prospectus supplement for commodity-linked notes and prospectus, as supplemented or modified by this document. The amount you receive at maturity will depend on (i) whether a barrier event has occurred on any observation day during the observation period, which is the period from but excluding the pricing date to and including the determination date and (ii) whether the underlying commodity has increased as of the determination date (which will result in a payment based on the percent change in the underlying commodity from the initial commodity price to the final commodity price (the “commodity percent change”), if a barrier event has not occurred). A “barrier event” will occur if the commodity price on any observation day during the observation period is greater than the “barrier,” which is equal to 130.10% of the initial commodity price, meaning that a barrier event will occur if the commodity price on any observation day during the observation period has increased by more than 30.10% from the initial commodity price. If a barrier event occurs during the observation period, at maturity, investors will receive an amount in cash per note equal to the stated principal amount, meaning the return on the notes would be zero regardless of the commodity percent change. Even if a barrier event does not occur during the observation period, if the commodity percent change is zero or negative, at maturity, investors will receive an amount in cash per note equal to the stated principal amount, meaning the return on the notes is likewise limited to zero. If, however, a barrier event does not occur during the observation period and the commodity percent change is positive, at maturity, investors will receive an amount in cash per note equal to the stated principal amount plus a return equal to the product of the stated principal amount times the commodity percent change (the “supplemental redemption amount”), subject to a maximum return of 30.10%. The notes are for investors who are concerned about principal risk but seek a return linked to the performance of the underlying commodity, and who are willing to forgo current income and receive no return for the entire term of the notes in exchange for the repayment of principal and the potential to receive a return equal to the commodity percent change, which will be payable only if (i) a barrier event does not occur during the observation period and (ii) the price of the underlying commodity ultimately increases as of the determination date. Even if a barrier event has not occurred during the observation period, your return on the notes is limited to a maximum possible return of 30.10% due to the effect of the barrier. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Aggregate principal amount:	$
Pricing date:	June 28, 2019
Original issue date:	July 3, 2019 (3 business days after the pricing date)
Maturity date:	July 1, 2021
Interest:	None
Underlying commodity:	Gold (Ticker Symbol: GOLDLNPM) (The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price on any date will be determined based on the price published by the publisher of the commodity price. See “commodity price” below.)
Payment at maturity:

The payment due at maturity per $1,000 stated principal amount will equal:

•     In the two scenarios that follow, you will receive only the stated principal amount per note, regardless of the commodity percent change:

•    If a barrier event HAS occurred during the observation period, irrespective of the final commodity price:

$1,000

•    If a barrier event HAS NOT occurred during the observation period and the commodity percent change is zero or negative:

$1,000

•     However, if (i) a barrier event HAS NOT occurred during the observation period and (ii) the commodity percent change is positive:

$1,000 + supplemental redemption amount

In this scenario, the potential return on the notes will be limited to a maximum possible return of 30.10% due to the effect of the barrier.

In no event will the payment at maturity be less than $1,000 per note.

Supplemental redemption amount:	(i) $1,000 times (ii) the commodity percent change
Barrier event:	A barrier event will occur if the commodity price is greater than the barrier on any observation day during the observation period. As a result, a barrier event will occur if the commodity price on any observation day during the observation period has increased by more than 30.10% from the initial commodity price.
Barrier:	$ , which is 130.10% of the initial commodity price. Your return on the notes is limited to a maximum possible return of 30.10% due to the effect of the barrier.
Maximum payment at maturity:	$1,301 per note (due to the effect of the barrier), payable only if a barrier event does not occur during the observation period and the commodity percent change is exactly 130.10%.
Observation day:	A trading day on which no market disruption event occurs.
Observation period:	The period from but excluding the pricing date to and including the determination date.
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Initial commodity price:	$ , which is the commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events
Final commodity price:	The commodity price on the determination date
Commodity price:	On any date, the afternoon London gold price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and published by the LBMA on such date, as determined by the calculation agent.
Determination date:	July 28, 2021, subject to adjustment for non-trading days and certain market disruption events
CUSIP / ISIN:	61766YEC1 / US61766YEC12
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $979.30 per note, or within $19.30 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to issuer(3)
Per note	$1,000	$15	$985
Total	$	$	$

(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the notes. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $15 per $1,000 stated principal amount of securities.

(2)	Please see “Supplemental information regarding plan of distribution; conflicts of interest” for information about fees and commissions. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for commodity-linked notes.

(3)	See “Use of proceeds and hedging” on page 15.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement for commodity-linked notes and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement for commodity-linked notes and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Notes” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for Commodity-Linked Notes dated November 16, 2017         Prospectus dated November 16, 2017

Morgan Stanley

Morgan Stanley Finance LLC

Knock-Out Commodity-Linked Notes (With Daily Barrier Observation) due July 1, 2021

Based on the Performance of Gold

Investment Summary

Knock-Out Commodity-Linked Notes (With Daily Barrier Observation)

The Knock-Out Commodity-Linked Notes (With Daily Barrier Observation) due July 1, 2021 Based on the Performance of Gold (the “notes”) provide investors:

▪	an opportunity to gain exposure to the performance of gold and provide diversification of underlying asset class exposure

▪	the repayment of principal at maturity, subject to our creditworthiness

▪	participation in any appreciation of gold over the term of the notes, subject to the maximum payment at maturity of $1,301 per note if a barrier event does not occur during the observation period

▪	no exposure to any decline of the underlying commodity if the notes are held to maturity

At maturity, if (i) a barrier event has occurred during the observation period, irrespective of the final commodity price or (ii) a barrier event has not occurred, but the price of gold has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 2 years
Barrier event:	A barrier event will occur if the commodity price is greater than the barrier on any observation day during the observation period. As a result, a barrier event will occur if the commodity price on any observation day during the observation period has increased by more than 30.10% from the initial commodity price.
Barrier:	The barrier will equal 130.10% of the initial commodity price. Your return on the notes is limited to a maximum possible return of 30.10% due to the effect of the barrier.
Maximum payment at maturity:	$1,301 per note (due to the effect of the barrier), payable only if a barrier event does not occur during the observation period and the commodity percent change is exactly 130.10%.
Interest:	None

The original issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $979.30, or within $19.30 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the barrier and the maximum payment at maturity, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

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Morgan Stanley Finance LLC

Knock-Out Commodity-Linked Notes (With Daily Barrier Observation) due July 1, 2021

Based on the Performance of Gold

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Knock-Out Commodity-Linked Notes (With Daily Barrier Observation) due July 1, 2021

Based on the Performance of Gold

Key Investment Rationale

Knock-Out Commodity-Linked Notes (With Daily Barrier Observation) offer investors exposure to the performance of the underlying commodity and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek a return linked to the performance of the underlying commodity, and who are willing to forgo current income and receive no return for the entire term of the notes in exchange for the repayment of principal and the potential to receive a return equal to the commodity percent change, which will be payable only if (i) a barrier event does not occur during the observation period and (ii) the price of the underlying commodity ultimately increases as of the determination date. The notes are unsecured obligations of MSFL, and all payments on the notes, including the repayment of principal, are subject to our credit risk.

Barrier Event	A barrier event will occur if the commodity price is greater than the barrier on any observation day during the observation period. As a result, a barrier event will occur if the commodity price on any observation day during the observation period has increased by more than 30.10% from the initial commodity price.
Scenario 1 – A Barrier Event HAS Occurred During the Observation Period, Irrespective of the Final Commodity Price	If the commodity price on any observation day during the observation period is greater than the barrier, meaning that a barrier event has occurred, you will receive for each note that you hold only the stated principal amount of $1,000, irrespective of the final commodity price.
Scenario 2 – A Barrier Event HAS NOT Occurred During the Observation Period and the Commodity Percent Change is Zero or Negative	If a barrier event has not occurred during the observation period and the commodity percent change is zero or negative, you will receive for each note that you hold only the stated principal amount of $1,000.
Scenario 3 – A Barrier Event HAS NOT Occurred During the Observation period and the Commodity Percent Change is Positive	If (i) a barrier event has not occurred during the observation period and (ii) the commodity percent change is positive, you will receive for each note that you hold the stated principal amount plus a return equal to the product of the stated principal amount times the commodity percent change. In this scenario, the potential return on the notes will be limited to a maximum possible return of 30.10% due to the effect of the barrier.

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Morgan Stanley Finance LLC

Knock-Out Commodity-Linked Notes (With Daily Barrier Observation) due July 1, 2021

Based on the Performance of Gold

Hypothetical Payout on the Notes

The amount you receive at maturity will depend on (i) whether a barrier event has occurred on any observation day during the observation period, and (ii) whether the underlying commodity has increased as of the determination date (which will result in a payment based on the percent change in the underlying commodity from the initial commodity price to the final commodity price (the “commodity percent change”), if a barrier event has not occurred). A “barrier event” will occur if the commodity price on any observation day during the observation period is greater than the “barrier,” which is equal to 130.10% of the initial commodity price. If a barrier event occurs during the observation period, at maturity, investors will receive an amount in cash per note equal to the stated principal amount, meaning the return on the notes would be zero regardless of the commodity percent change. Even if a barrier event does not occur during the observation period, if the commodity percent change is zero or negative, at maturity, investors will receive an amount in cash per note equal to the stated principal amount, meaning the return on the notes is likewise limited to zero. If, however, a barrier event does not occur during the observation period and the commodity percent change is positive, at maturity, investors will receive an amount in cash per note equal to the stated principal amount plus the supplemental redemption amount, subject to a maximum return of 30.10%. If payable, the supplemental redemption amount will be calculated on the determination date as follows:

(i) $1,000 times (ii) the commodity percent change.

In no event will the payment at maturity be less than the stated principal amount of $1,000 per note.

The table below illustrates the payment at maturity for each note for a hypothetical range of commodity percent changes and does not cover the complete range of possible payouts at maturity. The table assumes a hypothetical initial commodity price of $1,400. At maturity, if (i) a barrier event has occurred during the observation period, irrespective of the final commodity price or (ii) a barrier event has not occurred, but the price of gold has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any return on your investment.

		If (i) a barrier event has occurred during the observation period or (ii) a barrier event has not occurred during the observation period and the commodity percent change is zero or negative		If a barrier event has not occurred during the observation period and the commodity percent change is positive
Commodity percent change	Final commodity price	Payment at maturity	Return on $1,000 note	Supplemental redemption amount	Payment at maturity	Return on $1,000 note
100%	$2,800.00	$1,000	0%	N/A	N/A	N/A
90%	$2,660.00	$1,000	0%	N/A	N/A	N/A
80%	$2,520.00	$1,000	0%	N/A	N/A	N/A
70%	$2,380.00	$1,000	0%	N/A	N/A	N/A
60%	$2,240.00	$1,000	0%	N/A	N/A	N/A
50%	$2,100.00	$1,000	0%	N/A	N/A	N/A
40%	$1,960.00	$1,000	0%	N/A	N/A	N/A
31%	$1,834.00	$1,000	0%	N/A	N/A	N/A
30.10%	$1,821.40	$1,000	0%	$301.00	$1,301.00	30.10%
30%	$1,820.00	$1,000	0%	$300.00	$1,300.00	30%
20%	$1,680.00	$1,000	0%	$200.00	$1,200.00	20%
15%	$1,610.00	$1,000	0%	$150.00	$1,150.00	15%
10%	$1,540.00	$1,000	0%	$100.00	$1,100.00	10%
5%	$1,470.00	$1,000	0%	$50.00	$1,050.00	5%
0%	$1,400.00	$1,000	0%	N/A	N/A	N/A
-10%	$1,260.00	$1,000	0%	N/A	N/A	N/A
-20%	$1,120.00	$1,000	0%	N/A	N/A	N/A
-30%	$980.00	$1,000	0%	N/A	N/A	N/A
-40%	$840.00	$1,000	0%	N/A	N/A	N/A
-50%	$700.00	$1,000	0%	N/A	N/A	N/A
-60%	$560.00	$1,000	0%	N/A	N/A	N/A
-70%	$420.00	$1,000	0%	N/A	N/A	N/A
-80%	$280.00	$1,000	0%	N/A	N/A	N/A
-90%	$140.00	$1,000	0%	N/A	N/A	N/A
-100%	$0.00	$1,000	0%	N/A	N/A	N/A

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Morgan Stanley Finance LLC

Knock-Out Commodity-Linked Notes (With Daily Barrier Observation) due July 1, 2021

Based on the Performance of Gold

Hypothetical Examples

Example 1 — A barrier event HAS occurred during the observation period and the commodity price increases by 50% from the initial commodity price to the final commodity price.

In this example, the commodity price is greater than the barrier on one or more observation days during the observation period. Therefore, a barrier event has occurred and you receive at maturity the stated principal amount of $1,000 per note, irrespective of the final commodity price.

The investor would receive a payment at maturity of $1,000 per note, or a return of 0%, and would not participate in any performance of the underlying commodity because a barrier event has occurred.

Example 2 — A barrier event HAS occurred during the observation period and the commodity price increases by 10% from the initial commodity price to the final commodity price.

In this example, the commodity price is greater than the barrier on one or more observation days during the observation period. Therefore, a barrier event has occurred and you receive at maturity the stated principal amount of $1,000 per note, irrespective of the final commodity price.

Even though the commodity percent change is positive and the final commodity price is below the barrier, because a barrier event has occurred, you will not benefit from any appreciation in the commodity price as of the determination date and your return will be zero.

Example 3 — A barrier event HAS NOT occurred and the commodity price increases by 20% from the initial commodity price to the final commodity price.

In this example, the commodity price has remained less than or equal to the barrier on each observation day during the observation period. Therefore, a barrier event has not occurred, and you receive at maturity the stated principal amount of $1,000 per note plus the supplemental redemption amount.

$1,000 + the supplemental redemption amount

$1,000 + ($1,000 x 20%)

$1,000 + $200 = $1,200

The payment at maturity is $1,200 per note, resulting in a return of 20%.

Example 4 — A barrier event HAS NOT occurred and the commodity price decreases by 30% from the initial commodity price to the final commodity price.

In this example, the commodity price has remained less than or equal to the barrier on each observation day during the observation period. Because the commodity price is negative and a barrier event has not occurred, you receive at maturity the stated principal amount of $1,000 per note.

Because the commodity price has decreased from the initial commodity price to the final commodity price, your return will be zero.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment.

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Morgan Stanley Finance LLC

Knock-Out Commodity-Linked Notes (With Daily Barrier Observation) due July 1, 2021

Based on the Performance of Gold

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for commodity-linked notes and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

▪	You will receive only the stated principal amount per note if a barrier event occurs. If the commodity price is greater than the barrier on any observation day during the observation period, a barrier event will occur and, at maturity, you will receive only the stated principal amount per note, irrespective of the final commodity price, which may have appreciated significantly from the initial commodity price.

▪	Even if no barrier event occurs and the commodity percent change is positive, your potential return on the notes is limited to the maximum payment at maturity per note. Even if no barrier event occurs and the commodity percent change is positive, in no event will the payment at maturity exceed the maximum payment at maturity per note and your potential return will be limited to a maximum possible return of 30.10%, due to the effect of the barrier. Furthermore, the maximum return of 30.10% would be available only in the unlikely event that a barrier event does not occur and the commodity percent change is exactly 130.10%. Any further appreciation of the underlying commodity beyond the barrier, determined by reference to the afternoon London gold price on each observation day during the observation period, will result in a payment at maturity of only the stated principal amount per note, without any participation in the performance of the underlying commodity, which may have appreciated significantly from the initial commodity price.

▪	A barrier event can occur on any observation day during the observation period. A barrier event will occur if the commodity price is greater than the barrier on any observation day during the observation period, which is the period from but excluding the pricing date to and including the determination date. Therefore, a barrier event will occur if the commodity price on any observation day during the observation period has increased by more than 30.10% from the initial commodity price. This will be the case even if the price of the underlying commodity subsequently depreciates to a price that is equal to or less than the barrier. If a barrier event occurs on any observation day during the observation period, you will receive only the stated principal amount per note, regardless of the performance of the underlying commodity.

▪	The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity. The return on the notes at maturity is linked to the performance of the underlying commodity. You will receive only the stated principal amount per note if (i) a barrier event occurs during the observation period or (ii) if the commodity percent change is zero or negative. Accordingly, the return on your investment in the notes may be zero and, therefore, less than the amount that would be paid on a conventional debt security of ours of comparable maturity. Moreover, even if a barrier event has not occurred, if the underlying commodity does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may still be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes are for investors who are concerned about principal risk but seek a return linked to the performance of the underlying commodity, and who are willing to forgo current income and receive no return for the entire term of the notes in exchange for the repayment of principal and the potential to receive a return equal to the commodity percent change, which will be payable only if (i) a barrier event does not occur during the observation period and (ii) the price of the underlying commodity ultimately increases as of the determination date.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index. The price of gold may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the notes are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The

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Morgan Stanley Finance LLC

Knock-Out Commodity-Linked Notes (With Daily Barrier Observation) due July 1, 2021

Based on the Performance of Gold

price of gold may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Gold Overview” on page 12.

▪	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of gold may change unpredictably and affect the value of the notes in unforeseen ways. Investments, such as the notes, linked to the price of a single commodity, such as gold, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, including war and hostilities, changes in interest and exchange rates, trading activities in commodities and related contracts, technological change and trade, fiscal, monetary and exchange control policies. These factors may affect the price of the underlying commodity which will affect the value of your notes in varying ways.

▪	The price of gold may change unpredictably and affect the value of the notes in unforeseen ways. The price of gold to which the return on the notes is linked is the afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time. Specific factors affecting the price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events, as well as wars and political and civil upheavals. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Gold Overview” on page 12.

▪	The market price of the notes will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market (if at all), including the price of the underlying commodity at any time and, in particular, on the determination date, the volatility (frequency and magnitude of changes in price) of the underlying commodity, the price and volatility of the futures contracts on the underlying commodity, trends of supply and demand for the underlying commodity, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the price of the underlying commodity or commodities markets generally and which may affect the final commodity price and any actual or anticipated changes in our credit ratings or credit spreads. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, you may receive less, and possibly significantly less, than the stated principal amount per note if you are able to sell your notes prior to maturity.

▪	There are risks relating to trading of commodities on the London Bullion Market Association. Gold is traded on the London Bullion Market Association, which we refer to as the LBMA. The price of gold will be determined by reference to the London gold price reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA prices as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market

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Morgan Stanley Finance LLC

Knock-Out Commodity-Linked Notes (With Daily Barrier Observation) due July 1, 2021

Based on the Performance of Gold

which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, there are currently proposals to replace the current process for determining the commodity price for gold. If this were to change, we can give you no assurance that any new process will function as intended or that it will generate the same price as would have been generated pursuant to the current process.

▪	The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on our ability to pay all amounts due on the notes at maturity and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this

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document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes will be influenced by many unpredictable factors” above.

▪	Investing in the notes is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. Investing in the notes is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. By purchasing the notes, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Further, by purchasing the notes, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪	Legal and regulatory changes could adversely affect the return on and value of the notes. Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the notes of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the notes.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the notes.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the Initial commodity price, the barrier, the final commodity price, whether a barrier event or a market disruption event has occurred, the commodity percent change, if applicable, and the payment at maturity. Moreover,

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certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or the calculation of the commodity price in the event of a market disruption event. These potentially subjective judgments may affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Commodity-Linked Notes—General Terms of the Notes—Some Definitions—market disruption event” and “Payment at Maturity—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement for commodity-linked notes. In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes. One or more of our affiliates and/or third-party brokers expect to carry out hedging activities related to the notes (and to other instruments linked to the underlying commodity), including trading in the underlying commodity or futures contracts or forward contracts on the underlying commodity, as well as in other instruments related or linked to the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. MSCG and some of our other affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, therefore could increase, (i) the price at which the underlying commodity must close on the determination date before an investor receives a payment at maturity that exceeds the investor’s initial investment in the notes and (ii) the barrier, which will be used to determine whether a barrier event occurs and, therefore, also affect the payment at maturity. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the commodity price on the determination date and, accordingly, the amount of cash an investor will receive at maturity.

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Gold Overview

The price of gold to which the return on the note is linked is, on any date, the afternoon London gold price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated and administered by independent service provider(s) pursuant to an agreement with the LBMA and published by the LBMA on such date, as determined by the calculation agent.

Information as of market close on June 24, 2019:

Bloomberg Ticker Symbol*:	GOLDLNPM
Current Price:	$1,405.70
52 Weeks Ago:	$1,269.15
52 Week High (on 6/24/2019):	$1,405.70
52 Week Low (on 8/17/2018):	$1,178.40

* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price on any date will be determined based on the price published by the LBMA.

The following graph sets forth the daily afternoon prices of the underlying commodity for the period from January 1, 2014 through June 24, 2019. The related table presents the published high and low prices, as well as end-of-quarter prices, of the underlying commodity for each quarter in the same period. The commodity price on June 24, 2019 was $1,405.70. We obtained the official prices and other information below from Bloomberg Financial Markets, without independent verification. The underlying commodity has at times experienced periods of high volatility. You should not take the historical prices of the underlying commodity as an indication of its future performance, and no assurance can be given as to the price of the underlying commodity on any observation date, including the determination date. The actual performance of the underlying commodity over the term of the notes and the amount payable at maturity may bear little relation to the historical prices shown below.

Daily Afternoon Prices of Gold January 1, 2014 to June 24, 2019

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Gold (in U.S. dollars per troy ounce)	High ($)	Low ($)	Period End ($)
2014
First Quarter	1,385.00	1,221.00	1,291.75
Second Quarter	1,325.75	1,242.75	1,315.00
Third Quarter	1,340.25	1,213.50	1,216.50
Fourth Quarter	1,250.25	1,142.00	1,206.00
2015
First Quarter	1,295.75	1,147.25	1,187.00
Second Quarter	1,225.00	1,164.60	1,171.00
Third Quarter	1,168.00	1,080.80	1,114.00
Fourth Quarter	1,184.25	1,049.40	1,060.00
2016
First Quarter	1,277.50	1,077.00	1,237.00
Second Quarter	1,324.55	1,212.10	1,320.75
Third Quarter	1,366.25	1,308.35	1,322.50
Fourth Quarter	1,313.30	1,125.70	1,145.90
2017
First Quarter	1,257.55	1,151.00	1,244.85
Second Quarter	1,293.50	1,220.40	1,242.25
Third Quarter	1,346.25	1,211.05	1,283.10
Fourth Quarter	1,303.30	1,240.90	1,291.00
2018
First Quarter	1,354.95	1,307.75	1,323.85
Second Quarter	1,351.45	1,250.45	1,250.45
Third Quarter	1,262.05	1,178.40	1,187.25
Fourth Quarter	1,279.00	1,185.55	1,279.00
2019
First Quarter	1,343.75	1,279.55	1,295.40
Second Quarter (through June 24, 2019)	1,405.70	1,269.50	1,405.70

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Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Call right:	The notes are not callable prior to the maturity date
Interest:	None
Bull or bear notes:	Bull notes
Determination date:	In the section entitled “Description of Commodity-Linked Notes—General Terms of the Notes—Some Definitions—“determination date” or “determination dates”” in the accompanying prospectus supplement for commodity-linked notes, the references to “three consecutive trading days” and “third succeeding trading day” shall be replaced with “five consecutive trading days” and “fifth succeeding trading day” respectively.
Postponement of maturity date:	If the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.
Acceleration amount in case of an event of default:

The following section replaces the section entitled “Payment at Maturity—Alternate Exchange Calculation in the Case of an Event of Default” in the accompanying prospectus supplement for commodity-linked notes.

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be an amount in cash equal to the value of such note on the day that is two business days prior to the date of such acceleration, as determined by the calculation agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the calculation agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the pricing date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such note. Because the calculation agent will take into account movements in market interest rates, any increase in market interest rates since the pricing date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to the issuer, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the default amount.

Denominations:	$1,000 per note and integral multiples thereof
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:

Subject to the discussion below regarding the occurrence of a barrier event prior to the issue date, in the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders— Long-Term Notes.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

Notwithstanding the foregoing, if a barrier event occurs prior to the issue date, the notes will not be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. In this event, the notes will be treated as debt instruments with no coupons and a payment at maturity equal to the “issue price.” Gain or loss realized on the sale, exchange or maturity of a note generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year.

Special rules will apply if a barrier event occurs more than six months prior to the maturity date.

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Please read the discussion under “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes—Adjustments to Interest Accruals on the Notes” in the accompanying prospectus supplement for a discussion of the rules.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

In addition, as discussed in the accompanying prospectus supplement, withholding rules commonly referred to as “FATCA” apply to certain financial instruments (including the notes) with respect to payments of amounts treated as interest and to any payment of gross proceeds of a disposition (including retirement) of such an instrument. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (”MSCG”)
Use of proceeds and hedging:

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the notes borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the notes by entering into hedging transactions with our affiliates and/or third-party brokers. we expect our hedging counterparties to take positions in the underlying commodity or futures contracts or forward contracts on the underlying commodity or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could increase the initial commodity price and, therefore could increase, (i) the price at which the underlying commodity must close on the determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes and (ii) the barrier, which will be used to determine whether a barrier event occurs and, therefore, also affect the payment at maturity. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the observation days (including on the determination date), by purchasing and selling the underlying commodity or futures contracts or forward contracts on the underlying commodity or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any observation day (including on the determination date). As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the price of the underlying commodity and, therefore, adversely affect the value of the notes or the payment you will receive at maturity.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the

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assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these notes should consult and rely on their own counsel and advisers as to whether an investment in these notes is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the notes and will receive a fee from the Issuer or one of its affiliates that will not exceed $15 per $1,000 stated principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic

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terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for commodity-linked notes.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for commodity-linked notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement for commodity-linked notes and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement for commodity-linked notes and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for Commodity-Linked Notes dated November 16, 2017

Prospectus dated November 16, 2017

Terms used in this document are defined in the prospectus supplement for commodity-linked notes or in the prospectus.

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